Exhibit 99.1

Socket Common Shares Move to Nasdaq National Market

NEWARK, CA - June 9, 2003 - Socket Communications, Inc. (NASDAQ: SCKT, PSE: SOK), the Mobile Connection™ Company, announced that its common stock will commence trading today on the Nasdaq National Market under its present symbol SCKT. The Company's common stock has been trading on the Nasdaq SmallCap Market.

About Socket
Socket Communications, Inc., the Mobile Connection Company, provides a broad range of connection products for Windows-powered handheld computers, including connection kits with Bluetooth wireless technology, wireless LAN cards, digital phone cards, 56K modem cards, Ethernet cards and GPS solutions. Socket also provides bar code scanning products and peripheral connection serial cards for laptops and other mobile devices. The company believes its Mobility Friendly™ products lead the market with the smallest footprint and most Battery Friendly® power consumption in their class, while being easy to install, use and maintain. Socket products work with a variety of handheld devices including Pocket PCs, Palm PDAs and mobile phones. Socket is headquartered in Newark, California, and can be reached at (510) 744-2700, or on the Internet at www.socketcom.com.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company and Mobility Friendly are trademarks of Socket Communications, Inc. The Bluetooth word mark and logos are owned by the Bluetooth SIG, Inc. and any use of such marks by Socket Communications, Inc. is under license. All other trademarks and trade names contained herein are those of their respective owners.
© 2003, Socket Communications, Inc. All rights reserved.

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